Exhibit 99.1

Kadmon Initiates Pivotal Phase 2 Trial of KD025 in Chronic Graft-Versus-Host Disease

NEW YORK, October 25, 2018 – Kadmon Holdings, Inc. (NYSE: KDMN) today announced that the first patient has been dosed in a pivotal clinical trial of KD025 in chronic graft-versus-host disease (cGVHD). The study will evaluate the efficacy and safety of KD025, Kadmon’s ROCK2 inhibitor, in adults with cGVHD who have received at least two prior lines of systemic therapy. The trial is designed to support a filing for U.S. regulatory approval of KD025.

ROCKstar (KD025-213) is a Phase 2 open-label trial in which patients will be randomized to receive KD025 200 mg QD or KD025 200 mg BID, enrolling 63 patients per arm. Either KD025 dose may be considered by the U.S. Food and Drug Administration (FDA) for the registrational dose. The primary endpoint is the Overall Response Rate (ORR), defined as the percentage of patients who meet the 2014 National Institutes of Health (NIH) Consensus Conference overall response criteria of complete or partial response. The ROCKstar study protocol is based on FDA guidance received in a Type C meeting and was designed in consultation with leading cGVHD experts.

“We are very excited to initiate this registration study, which brings the Company one step closer to our goal to improve outcomes for patients with cGVHD,” said Harlan W. Waksal, M.D., President and CEO at Kadmon. “Achieving this major milestone reflects the hard work of the Kadmon team and underscores the potential of KD025 in cGVHD. We look forward to continuing to work closely with the FDA under our Breakthrough Therapy Designation to complete this important development effort.”

About KD025

KD025 is a selective oral inhibitor of Rho-associated coiled-coil kinase 2 (ROCK2), a signaling pathway that modulates inflammatory response. In previously presented findings from an ongoing Phase 2 clinical trial in cGVHD (KD025-208), KD025 demonstrated a response in approximately two-thirds of patients across Cohort 1 (KD025 200 mg QD) and Cohort 2 (KD025 200 mg BID). KD025 was well tolerated, with no drug-related serious adverse events. The FDA has granted Breakthrough Therapy Designation and Orphan Drug Designation to KD025 for the treatment of cGVHD.

About cGVHD

cGVHD is a common and often fatal complication following hematopoietic stem cell transplantation. In cGVHD, transplanted immune cells (graft) attack the patient’s cells (host), leading to inflammation and fibrosis in multiple tissues, including skin, mouth, eye, joints, liver, lung, esophagus and GI tract.

About Kadmon Holdings, Inc.

Kadmon Holdings, Inc. is a fully integrated biopharmaceutical company developing innovative product candidates for significant unmet medical needs. Our product pipeline is focused on inflammatory and fibrotic diseases.

Forward Looking Statements

This press release contains forward-looking statements. Such statements may be preceded by the words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, (i) the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; (ii) our ability to advance product candidates into, and successfully complete, clinical trials; (iii) our reliance on the success of our product candidates; (iv) the timing or likelihood of regulatory filings and approvals; (v) our ability to expand our sales and marketing capabilities; (vi) the commercialization of our product candidates, if approved; (vii) the pricing and reimbursement of our product candidates, if approved; (viii) the implementation of our business model, strategic plans for our business, product candidates and technology; (ix) the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology; (x) our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; (xi) costs associated with defending intellectual property infringement, product liability and other claims; (xii) regulatory developments in the United States, Europe and other jurisdictions; (xiii) estimates of our expenses, future revenues, capital requirements and our needs for additional financing; (xiv) the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements; (xv) our ability to maintain and establish collaborations or obtain additional grant funding; (xvi) the rate and degree of market acceptance of our product candidates; (xvii) developments relating to our competitors and our industry, including competing therapies; (xviii) our ability to effectively manage our anticipated growth; (xix) our ability to attract and retain qualified employees and key personnel; (xx) our ability to achieve cost savings and other benefits from our efforts to streamline our operations and to not harm our business with such efforts; (xxi) the use of proceeds from our recent public offerings; (xxii) the potential benefits of any of our product candidates being granted orphan drug designation;  (xxiii) the future trading price of the shares of our common stock and impact of securities analysts’ reports on these prices; and/or (xxiv) other risks and uncertainties. More detailed information about Kadmon and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the Company’s Quarterly Report on Form 10-Q filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with the SEC on August 9, 2018. Investors and security holders are urged to read these documents free of charge on the SEC’s website at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact Information

Ellen Cavaleri, Investor Relations

646.490.2989

ellen.cavaleri@kadmon.com